Exhibit 99.4

CONSENT OF LAZARD FRÈRES & CO. LLC

The Board of Directors

Starwood Hotels & Resorts Worldwide, Inc.

One StarPoint

Stamford, CT 06902

The Board of Directors:

We hereby consent to the inclusion of our opinion letter, dated March 20, 2016, to the Board of Directors of Starwood Hotels & Resorts Worldwide, Inc. (“Starwood”) as Exhibit 99.3 to, and reference thereto under the heading “The Combination Transactions—Opinions of Starwood’s Financial Advisors—Opinion of Lazard Frères & Co. LLC” in, the Current Reports on Form 8-K of Marriott International, Inc. (“Marriott”) and Starwood updating and supplementing the joint proxy statement/prospectus relating to the proposed combination transactions involving Starwood and Marriott, which joint proxy statement/prospectus forms a part of the Registration Statement on Form S-4 of Marriott (the “Registration Statement”) declared effective by the SEC on February 17, 2016. By giving such consent, we do not thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “expert” as used in, or that we come within the category of persons whose consent is required under, the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

LAZARD FRÈRES & CO. LLC

By:	/s/ Matthew Lustig
Matthew Lustig
Managing Director

March 25, 2016